Exhibit 10
LEASE DEED
This Lease Deed (“Lease Deed”) is made and executed in Bangalore on this 26th day of March, 2008.
BY AND BETWEEN
1.	Mr. Narayan Reddy, son of Late Muniswamy Reddy
2.	Mr. N Srinivas Reddy, son of Narayan Reddy and
3.	Mr. N Keshava Reddy, son of Narayan Reddy
parties 1, 2 and 3 residing at No. 17, 6th Block, Koramangala Layout, Bangalore 560094 hereinafter collectively referred to as the “Lessors” (which expression shall unless repugnant to the context mean and include its affiliates, successors-in-interest, administrators, executors and permitted assigns) of the One Part;
AND
Spheris India Private Limited, a company registered under the Companies Act, 1956 and having its registered office at # 1, Spheris Plaza, Koramangala Block 8, Bangalore 560095, represented by its authorized signatory , Mr. R.J. Srinivas Murthy, Chief Financial Officer hereinafter referred to as the “Lessee” (which expression shall unless repugnant to the context mean and include its subsidiaries, affiliates, group companies, successors-in-interest, administrators, executors and permitted assigns) of the Other Part.
The Lessor and the Lessee are hereinafter individually referred to as “Party” and collectively as “Parties”.
WHEREAS
A.	The Lessors represent that they are the sole and absolute owners of the superstructure and the property situated at Padmavathi Industrial Complex, bearing Khatha Nos. 637/4, 637/5, and 637/6, (Survey Nos. 81/1, 81/2, 81/5 and 81/11) and BBMP property No.2, Koramangala, 80 ft. Road, Bangalore 560095, measuring 5063.04. sq. mtrs. (54500sq. ft.) more fully described in the Schedule hereto and hereinafter referred to as the “Demised Premises”.
B.	The Lessors represent that no other person has any claim, right, title, interest or share in the Demised Premises and that there is no impediment or bar to grant of this lease by the Lessors under any law, order, decree or contract and that the Demised Premises is not subject to attachment, court or acquisition proceedings;
C.	The Lessee has approached the Lessors and the Lessors have agreed to grant to the Lessee, lease of the Demised Premises on the terms and conditions stipulated herein and agreed by the Parties hereto.

NOW THIS LEASE DEED WITNESSETH AS FOLLOWS
1.	Grant of Lease
Subject to the terms of this Lease Deed, the Lessors hereby grant to the Lessee and the Lessee hereby accepts from the Lessors a lease to use, occupy and enjoy the Demised Premises for the period as mentioned in clause 2 of this Lease Deed on the terms and conditions hereinafter mentioned and as incidental thereto.
2.	Term
The lease shall be valid and subsisting for a period of 5(Five) years, commencing from 09th day of April,2008 (“Commencement Date”) to 08th day of April 2013 (both days inclusive), subject to sooner determination as hereunder provided, at the end of which term the Lessee shall hand over vacant possession of the Demised Premises to the Lessors.
3.	Rent
3.1	The monthly rent shall be calculated at the rate of Rs. 60 /- per sq. ft. in respect of the first five floors for a total area of 5063.04 sq. mtrs. (54,500 sq. ft.) (“Rent”) and the monthly rent shall be calculated at the rate of Rs. 20/- per sq.ft for Terrace floor (cafeteria) for a total area of 545 Sq. mtrs (5865 sq.ft). (“Rent”) shall be subject to an escalation of 15.5% every 2 (two) years thereafter for all the floors, until the expiry or earlier termination of this Lease Deed.
3.2	The Rent and service tax thereon in respect of the Demised Premises as specified in this Lease Deed shall be paid monthly in advance on or before the 8th of each month from the receipt of invoice of the English calendar month (in respect of which the rent is due) by a crossed account payee demand draft or cheque payable at Bangalore in favour of the Lessors. The same shall be handed over to the Lessors at their address mentioned above and be duly acknowledged by them and the Lessee shall be deemed to be absolved of its liability on the date on which such cheque duly honoured by the drawee bank.
3.3	The Lessee shall deduct tax at source from the Rent as may be applicable under the provisions of the Income Tax Act, 1961 and make all other statutory deductions as may be required to be made on all payments to be made to the Lessors, and the Lessee shall provide tax deduction at source certificates to the Lessors at regular intervals.
3.4	In the event the Lessee is called upon by any governmental authority or any financial or lending institutions to whom the Lessors owe any sums of money, to pay the dues of the Lessee from directly out of the lease rentals, the Lessee shall inform the Lessors of such a demand and in the event the Lessors do not cause the governmental authority or financial or lending institutions above mentioned to retract their request, the Lessee shall be permitted to make such payment directly to such authorities and to recover the amounts so paid from the Rent payable to the Lessors. It being clearly understood that any payments made by the Lessee on behalf of the Lessors as set out herein and deducted from the Rent shall not be deemed to be a breach of the terms of this Lease Deed.
4.	Security Deposit
On execution of this Lease Deed, Lessee agrees to deposit and maintain an interest free security deposit equivalent to 6 (Six) months of lease rent amounting to Rs.20,323,800 (Rupees two crores three lakhs twenty three thousand and eight hundred only) for the Demised Premises (“Security Deposit”) adjusting the existing security deposit of Rs.3,000,000 (Rupees thirty lakhs only) with Lessor and the balance an amount of Rs. 17,323,800/- (Rupees One crore seventy three lakhs twenty three thousand and eight hundred only) is paid as follows:

S1. No.	Ch No.	Rs.	Favoring (Lessor name)
1	001924	5,774,600	M Narayan Reddy (lessor #1 above)
2	001925	5,774,600	N Srinivas Reddy (lessor #2 above)
3	001926	5,774,600	N Keshava Reddy (lessor #3 above)
All cheques are drawn on Kotak Mahindra Bank, Lavelle Road Branch. The Security Deposit is refundable simultaneously with the surrender of vacant, reinstated and debonded possession of the Demised Premises and subject to the Lessee having paid and cleared all the dues to the Lessor upto the date of surrender. Lessor shall be liable to pay 15% (fifteen per cent) interest on the Security Deposit in the event of any delay in refund of the Security Deposit. In addition the Lessee shall be entitled to continue possession of the Demised Premises without payment of any Rent or other charges until refund of the Security Deposit with the Lessor.
5.	Other Amenities
5.1	The Lessee shall pay regularly the electricity and water charges as demanded by the Bangalore Electric Supply Company and BWSSB based on actual consumption as recorded in the separate meters concerned provided for the Demised Premises by the Lessors.
5.2	The Lessors have represented to the Lessee that the Demised Premises can bear a load of upto 400 kg/sq. mtrs.
6.	Use, Indemnity and Condition of Demised Premises
6.1	The Lessee and/or only its subsidiaries or associated or group companies or affiliates shall enjoy the peaceful and uninterrupted use of the Demised Premises for carrying out the activities of medical transcription and any other activities as that the Lessee or its affiliates are authorized to perform. However, such usage shall not amount to any sub-lease.

6.2	It is expressly agreed by the Parties that the Lessee shall enjoy free and complete access to the compound space and other common spaces of the Demised Premises.
6.3	The Lessor shall indemnify and hold the Lessee harmless from and against any and all liabilities, claims and/or losses of any kind arising directly or indirectly entirely or in part, resulting from their respective acts concerning the Demised Premises and/or by virtue of any suit, proceeding or claims filed or preferred by any person, financial institution or bank, or any agency or association of persons against the Lessee/Lessor in respect of the Demised Premises or from breach of any of the representations or warranties provided by the Lessor under this Lease Deed.
7.	Fixtures and Fittings
7.1	It is hereby expressly agreed between the Parties that the Lessee shall have the right during the subsistence of this lease, to attach fixtures, fittings in or upon the Demised Premises, carry out civil works and do all such acts and things as are necessary to bring about appropriate improvements to the Demised Premises. The Lessee undertakes that, in the course of carrying out any activities set out in this Clause 6, it shall not to cause any damage to the beams and floors of the Demised Premises and shall keep the Demised Premises in a tenantable condition, normal wear and tear.
7.2	At the expiry or earlier termination of the Lease Deed, the Lessee may, at its sole discretion, remove all the fixtures, fittings and other equipment installed by the Lessee, except elevators, windows and toilet/bathroom fittings and fixtures without damaging the Demised Premises normal wear and tear excepted.
8.	Representations And Warranties
8.1	The Lessor makes the following representations and warranties:
(a)	Lessor is the sole and absolute owner of the Demised Premises and has the authority to lease the Demised Premises to the Lessee.
(b)	Lessor shall observe and perform all the terms, conditions, covenants and provisions on which the Lessor holds the Demised Premises and shall pay and discharge all his liabilities (including rates, taxes, levies, assessments, charges, maintenance, other outgoings and non occupancy charges) pertaining to the Demised Premises and all other present liabilities to the government, municipality and all other authorities in respect of the Demised Premises and shall not do, omit or suffer to be done anything whereby the Lessee’s right to use the Demised Premises is forfeited/extinguished.
(c)	In the event of failure by the Lessor to make necessary statutory payments or payments towards financial institutions, banks including but not limited to those mentioned in the foregoing clause, the Lessee may make the relevant payments after intimating the same to the Lessor and the amounts so paid shall be adjusted against the Rent payable by the Lessee. Both the Parties hereby expressly agree that Lessee does not have any obligation or liability towards such statutory payments.
(d)	Lessor declares and confirms that the Demised Premises are free from all charges, liens, encumbrances and there is no attachment of any court, authority or any Government or local or public body of the Lessors’ right, title and interest in or their right of occupation of the Demised Premises.
(e)	Lessor shall at its own cost carry out all major repairs including structural repairs, leakage, water pipes, sewerage system or such other major defects in and affecting the Demised Premises. If the Lessor does not carry out the major repairs as aforesaid and/or as requested by the Lessee, within a reasonable time, the Lessee may, after giving reasonable notice in writing and upon obtaining the requisite permissions and sanctions, if any, undertake the repair work and deduct all costs from the Rent or other amounts payable to the Lessor.
(f)	Lessor shall permit the Lessee’s hired security personnel, if any, the access to and entry rights to the Demised Premises.
8.2	The Lessee makes the following representations and warranties:
(a)	The Lessee is an entity duly incorporated and validly existing in accordance with the laws of India.
(b)	The Lessee has full power and authority to enter into this Lease Deed.
(c)	The execution of this Lease Deed is not prohibited by its constituent documents nor will its execution contravene provisions of any applicable law or agreement or document to which it is a party.
(d)	All the corporate approvals required for the execution of this Lease Deed have been obtained.
9.	Assignment
The Lessee shall have the absolute right to assign this lease in respect of any part or all of the Demised Premises to or in favour of any of its subsidiary or associated or group Companies or affiliates without the consent of any of the Lessors. However, the Lessee shall notify the Lessors of such assignment and no assignment shall release the Lessee of its obligations in this Lease Deed towards the Lessor. However, such assignment shall not amount to any sub-lease.

10.	Repair and Maintenance Responsibilities
10.1	The Lessors shall be solely responsible to carry out repairs and maintenance of the superstructure constructed by the Lessors. The Lessee shall be solely responsible to carry out repairs and maintenance in respect of any and all items or structures installed and constructed by the Lessee at the Demised Premises.
10.2	Upon the expiry of the Lease Deed or its earlier termination, the Demised Premises along with any existing fixtures, fittings, electrical appliances and plumbing will be handed over to the Lessors in a good state subject to normal wear and tear, for which no claim shall be made by the Lessor. The Lessee shall repair/replace only items, articles which have been damaged by breakage/unfair use during the occupancy.
11.	Access to the Demised Premises
11.1	Subject to the Lessors complying with the Lessee’s security and access control systems, the Lessee shall allow the Lessors to enter into the Demised Premises upon the Lessors providing the Lessee with 1 (one) full business day’s notice in this regard, provided that the Lessors shall be entitled to not more than 18 (eighteen) visits in a year.
11.2	The Lessee’s employees, authorised representatives, visitors, guests, agents, contractors, vendors etc. shall have absolute and unrestricted use of and access to the Demised Premises and the common areas at all times, 24 hours a day, 365 days a year.
12.	Insurance
The Lessors shall, at their own cost and expense take-out a comprehensive insurance coverage with a duly approved insurance company against any loss caused by reason of fire, storm, flood, theft, burglary and riots to the Demised Premises in the amount of the building’s full replacement cost and shall provide the Lessee with a certified copy of the same and any renewals thereof from time to time and upon the request of the Lessee. The Lessee shall not be responsible for taking out the aforesaid insurance or paying any insurance premium. The Lessee shall not during the lease term hold the Lessors liable for the loss caused due solely to the fault of the Lessee in putting up any construction or due to the addition of any furniture or fixtures or stock in trade or caused by any inflammable or explosive materials that may be stored in the Demised Premises.
13.	Attornment
In the event either the Lessors transfer, alienate, encumber or otherwise dispose of or deal with the Demised Premises or any part thereof or in their right, title and interest only during the term of the lease, the Lessors shall advise the Lessee about the same in writing and the Lessors shall ensure that the future owner or successor-in-title to the Demised Premises shall agree to be bound by the terms of this Lease Deed. The future owner or successor-in-title to the Demised Premises shall further attorn the Lessee as its own lessee.
14.	Taxes, Duties, Levies And Cesses
14.1	Lessor shall be liable to pay all present and future taxes, duties, levies and cesses leviable by any Government or semi government or local authority in respect of the Demised Premises.
14.2	In the event that the Lessors fail to pay such taxes or other dues the same shall be paid by the Lessee, if it is so demanded by any authority under prior notice to the Lessors, and the payments so made shall be deducted by the Lessee from the Rent payable to the Lessors. It being clearly understood that any payments made by the Lessee on behalf of the Lessors as set out herein and deducted from the Rent shall not be deemed to be a breach of the terms of this Lease Deed.
15.	Termination
15.1	During the term of this lease, the Lessee shall not terminate this Lease save and except as set out hereunder:
15.1.1	The Lessee shall at any time be entitled to terminate this Lease without assigning any reasons therefore. The Lessee shall effect such termination by giving the Lessors five (5) months advance notice in writing of its intention to terminate this Lease.
15.1.2	In addition, in the event of the Lessors committing a breach of any of the terms of this Lease Deed, or failing to fulfil any of his/her obligations under this Lease Deed, the Lessee shall be entitled to terminate this Lease Deed after giving a notice of 90 (ninety) days, provided that the Lessee shall not be so entitled if the Lessors commence to remedy the breach before the expiry of the abovementioned notice period.
15.2	The Lessors shall be entitled to terminate this Lease Deed in the event of default of payment of Rent for 2 (two) consecutive months after giving the Lessee a notice of 90 (ninety) days. Provided that the Lessors shall not be entitled to so terminate if the Lessee commences to remedy the breach before the expiry of the above mentioned notice period.
15.3	The Lessors shall not be entitled to terminate this Lease Deed save and except in the event the Lessee breaches any of the terms of this Lease Deed, whereupon the Lessors shall be entitled to terminate this Lease Deed after giving the Lessee a notice of 90(ninety) days, provided that the Lessors shall not be so entitled if the Lessee commences to remedy the breach before the expiry of the above mentioned notice period.
15.4	The Lessors shall, upon the expiry of the term of this Lease Deed or its termination in any of the circumstances mentioned above, refund the Security

Deposit and any balance unadjusted Rent lying with the Lessors at the time of handing over the vacant possession of the Demised Premises to the Lessors.
16.	Suspension
16.1	At any time during the term of the lease, in the event the Demised Premises or part thereof becomes unfit for occupation or use by the Lessee by reason of the occurrence of any force majeure event, the Lessee shall inform the Lessors by notice in writing, of the fact that the Demised Premises are unfit for use, and the payment of Rent shall remain suspended for the period commencing from the date of such notice until such time as the Demised Premises remains unfit for use for a period greater than 1 (one) month from the date of notice, the Lessee shall be entitled to terminate the Lease forthwith. In the event that the Lessors remedy the defect and make the Demised Premises fit for occupation and use within 1 (one) month from the date of the notice, the Lessee shall be liable to pay Rent from the date the Demised Premises are restored to a condition fit for use and occupation by the Lessee and the term of the Lease shall be extended by the same amount of time for which the Rent remained suspended for which extended period the Lessee shall pay the Rent agreed.
16.2	In the event the Demised Premises becomes or is likely to become unfit for use or occupation by the Lessee by reason of any default or negligence on the part of the Lessors relating to the construction of the Demised Premises (including any structural defects), the failure to obtain any necessary clearances or the obtaining of inadequate or inappropriate clearances in relation to the use of the Demised Premises by the Lessee in accordance with the terms and conditions of this Lease Deed, the Lessee shall be entitle to terminate this Lease Deed after giving the Lessors notice of 60 (sixty) days from the date of knowledge by the Lessee of any such default, negligence or failure which renders or is likely to render the Demised Premises unfit for use or occupation, to remedy the defects and shall suspend the payment of Rent for such time as the Demised Premises remains unfit for use and occupation. The Lessee shall also have the right, at the end of the 60 (sixty) days notice period to remedy the defects in order to render the Demised Premises fit for use or occupation and thereafter continue to occupy the Demised Premises for the remainder of the lease period. All costs incurred by the Lessee in this regard shall be deducted by the Lessee from the Rents payable. Provided further that, in the event the Demised Premises is rendered unfit for use or occupation as a result of any rash or negligent act of the Lessee including any damage caused by the Lessee to the structural columns and beams of the building in the Demised Premises, the Lessee shall not be entitled to any of the remedies as set out in this clause.
17.	Signage
17.1	The Lessor agrees to provide to the Lessee, free of charge, the facility to install the Lessee’s signage/electronic signage/ hoarding.

17.2	The Lessor shall issue a no objection certificate for the purpose of installation/erection of the signage/electronic signage/hoarding. All taxes levied by the Municipal Corporation of Bangalore for such signage shall be borne by the Lessee.
17.3	The Lessee shall intimate the Lessor before fixing or exhibiting any writings, name plates, signboard on the Demised Premises.
18.	Stamp Duty, Registration Charges
All stamp duty and registration charges in relation to this Lease Deed shall be borne by the Lessee.
19.	Service of Notice
Any notice required to be served on the Lessors/Lessee by the Lessee/Lessors shall be deemed to have been served if the same is sent by registered post, acknowledgement due to Lessors/Lessee at the address appearing at the beginning of this Lease Deed.
20.	Modifications
No change, variation or modification of any of the terms and conditions set forth herein shall be valid unless incorporated as an amendment to this Lease Deed, and signed by the duly authorized representatives of both the Parties.
21.	Ownership
As per the terms of this Lease Deed the Lessee shall not claim any right to the ownership of the Demised Premises.
22.	Dispute Resolution
In case of any dispute arising in respect of this Lease Deed, the matter shall be subject to the jurisdiction of the courts in Bangalore. The law governing the proceedings shall be Indian law.
23.	Entire Agreement
This Lease Deed together with the discussions, arrangements, previous mutual understandings, accords and agreements hereto, irrespective of their form, constitutes the entire agreement between the Parties relating to the subject matter hereof, whether written or oral.

24.	Counterparts
This Lease Deed may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.
25.	Permanent Account Number
The Lessor and Lessee state as under:
•	Lessee is assessed to Income Tax and the Permanent Account Number allotted to the Lessee is AAACH6644N.
•	Lessor is assessed to Income Tax and the Permanent Account Number allotted to the Lessor are:
Mr. Narayana Reddy — ABGPR1186D
Mr. N. Srinivas Reddy — AEOPS9355N
Mr. N. Keshava Reddy — ABGPR1184B
26.	Eminent Domain
In the event of the taking or acquisition by any competent authority for any public or quasi-public use or purpose of the Demised Premises at any time during the term of the Lease and/or any extension hereof, this Lease Deed shall terminate, with out any claim by either Party against the other.
27.	Severance
In the event that any provision of this Lease Deed or any of the terms and conditions contained therein are declared by any judicial or other competent authority to be void, voidable, illegal or otherwise unenforceable or indications of the same are received by either of the Parties from any relevant competent authority, the Parties shall amend that provision in such reasonable manner as achieves the intention of the Parties without illegality or at the discretion of the Parties it may be severed from this Lease Deed and the remaining provisions of this Lease Deed shall remain in full force and effect unless the Parties decide that the effect of such declaration is to defeat the original intention of the Parties in which event the Parties will decide to terminate this Lease Deed.
SCHEDULE
All that property in Padmavathi Industrial Complex, Nos. 81/1, 81/2, 81/5 and 81/11 and BBMP property No.2, Koramangala, 80 ft. Road, Bangalore 560095 and bounded on the

East :	by K T Chinnappa Reddy’s land;
West :	by Ramiah’s land;
North :	by Road;
South :	by Kempapura Gundappa land.

and measuring approximately 5603.04 sq. mtrs. (54500 sq. ft.) for first five floors and 545 sq.mtrs (5865 sq.ft) for Terrace floor.
IN WITNESS WHEREOF, the Parties hereto have set their respective hands to these present on the day, month and year first above written.

Lessor 1		Lessee
Sign:	/s/ Narayan Reddy	SPHERIS INDIA PRIVATE LIMITED

Name:	Narayan Reddy

		Sign:	/s/ R.J. Srinivas Murthy

Witness:	Janardhan	Name:	R.J. Srinivas Murthy

		Title:	Chief Financial Officer

Lessor 2
Sign:	/s/ N Srinivas Reddy	Witness:	R. Krishnamoorthi

Name:	N Srinivas Reddy

Witness:	Janardhan

Lessor 3
Sign:	/s/ N Keshava Reddy
Name:	N Keshava Reddy

Witness:	Janardhan